EXHIBIT 99.1

Hi-Tech Pharmacal Reports First Fiscal Quarter Results, Announces the Authorization of an Additional $10 million for the Company’s Share Repurchase Program and Reiterates Sales Guidance

AMITYVILLE, N.Y. - September 7, 2006 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the Company’s fiscal first quarter ended July 31, 2006.

Quarterly Results
Net sales for the three months ended July 31, 2006 were $11,318,000, a decrease of $4,109,000 compared to the net sales of $15,427,000, for the three months ended July 31, 2005.

Net sales for generic pharmaceutical products for the three months ended July 31, 2006 were $8,412,000, a decrease of $5,527,000, compared to the sales of $13,939,000 for the fiscal 2005 respective period. The decrease was primarily due to lower unit sales of cough and flu products due to a weaker than usual season compared to a stronger than normal season in the prior year. Additionally, the Company experienced pricing pressure on several higher margin products. The fiscal first quarter is historically the weakest quarter for generic products due to the seasonality of this product line.

Net sales for the Health Care Products division, which markets the Company’s branded products, were $1,790,000, an increase of $555,000 or 45%, compared to $1,235,000 reported for the same period last year. The change was primarily caused by an increase in sales of the Zostrix® line of products which was acquired in July 2005.

For the three months ended July 31, 2006, sales of branded prescription products including Naprelan® and Tanafed® DMX were approximately $1,116,000, an increase of $863,000 compared to $253,000 for the same period last year. This increase is due to sales of Tanafed® DMX which the Company acquired in December 2005.

Cost of sales decreased to $7,161,000, but increased as a percentage of net sales to 63%, for the three months ended July 31, 2006 from $7,210,000, or 47% of net sales, for the three months ended July 31, 2005. The increase as a percentage of sales is due to decreased unit sales of higher margin products, increased unit sales of lower margin products and pricing pressures which lowered margin on higher margin products. The Company adopted FAS 123(R) this period, and costs of sales includes $145,000 of option related expense in the period ended July 31, 2006.

Research and product development costs for the three months ended July 31, 2006 increased to $1,289,000, or 11% of net sales compared to $637,000 or 4% of net sales for the same period ended July 31, 2005 due to increased investment in internally and externally developed projects. Included for the July 31, 2006 period is $55,000 of expense related to stock options.

Selling, general and administrative expense decreased to $5,394,000 from $5,607,000 for the three months ended July 31, 2006 and 2005, respectively. This was primarily the result of decreased legal expenses and commission expenses which were partially offset by $486,000 of expenses relating to stock options in the July 31, 2006 period.

For the three months ended July 31, 2006, the Company experienced a net loss of $959,000 compared to net income of $1,406,000 in the previous period. This loss led to a fully diluted loss per share of $.08, compared to earnings per share of $.11 per share for the three months ended July 31, 2006 and July 31, 2005, respectively. Approximately $.04 per share of expense, after tax, in the July 31, 2006 period is attributable to stock option expenses.

Share Repurchase Program Authorization
The Company announced that it had increased the share repurchase program by an additional $10,000,000. The previous program has $4,500,000 of authorization remaining.

David Seltzer, President and CEO, commented: “We experienced a challenging quarter primarily due to a mild cough and flu season compared to the prior year. Looking forward, we remain optimistic regarding our Company’s long term prospects. This optimism is based on our strong product pipeline and is reflected in the increase in our share repurchase program.”

Hi-Tech currently has twelve products awaiting approval at the FDA. These products target brand sales of over $2 billion. In addition to these products awaiting approval at the FDA, Hi-Tech has twenty products in active development targeting brand sales of over $2 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

Sales Guidance
The Company’s management reiterates its belief that net sales will grow between 5% and 15% for Fiscal Year 2007 compared to Fiscal 2006. The Company’s ability to meet the forecast depends on such factors as the timing of new product launches, competition, legal proceedings and other market conditions.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Three Months Ended
	7/31/2006	7/31/2005
Net sales	$11,318,000	$15,427,000
Cost of goods sold	7,161,000	7,210,000

Gross profit	4,157,000	8,217,000

Selling, general and administrative expenses	5,394,000	5,607,000
Research and product development costs	1,289,000	637,000
Interest expense	3,000	5,000
Interest (income) and other	(463,000)	(264,000)
Total	6,223,000	5,985,000

(Loss) Income before income taxes	(2,066,000)	2,232,000
(Benefit) Provision for income taxes	(1,107,000)	826,000

Net (loss) income	($ 959,000)	$1,406,000

Basic (loss) earnings per common share (1)	($ 0.08)	$0.12

Diluted (loss) earnings per common share (1)	($ 0.08)	$0.11

Weighted average common shares outstanding- basic (1)	12,188,000	11,712,000

Effect of potential common shares (1)	-	1,506,000

Weighted average common shares outstanding - diluted (1)	12,188,000	13,218,000

(1)The number of shares outstanding, per share amounts, common stock and additional paid in capital for all periods have been adjusted to reflect a three for two stock split distributed in January 2006.